SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 31, 2003

(Date of earliest event reported)

U S Liquids Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13259	76-0519797

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

411 N. Sam Houston Parkway East, Suite 400, Houston, Texas	77060-3545

(Address of principal executive offices)	(Zip Code)

(281) 272-4500

Registrant’s telephone number, including area code

TABLE OF CONTENTS

Item 2. Acquisition or Disposition of Assets.
Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
Merger & Partnership Purchase Agreement
Transition Services Agreement

Item 2. Acquisition or Disposition of Assets.

     On July 31, 2003, U S Liquids Inc. completed the sale of its Oilfield Waste Division, its Beverage Division and its Romic Environmental Technologies business to ERP Environmental Services, Inc., which is controlled by Three Cities Research, a private equity firm based in New York. The Oilfield Waste Division, which operates six oilfield waste processing facilities and six transfer stations, disposes of waste that is generated in the exploration for and production of oil and natural gas. The Beverage Division, which operates two waste processing facilities, collects, processes and disposes of dated beverages and other consumer products containing alcohol or sugar. The Romic Environmental Technologies business, which operates three waste processing facilities and three waste collection facilities, collects, processes and disposes of various hazardous wastes and industrial wastewaters. Gross proceeds from the sale, which are subject to certain post-closing adjustments, amounted to $68 million. The purchase price was determined by arms-length negotiations between the parties.

     In connection with the closing of this transaction, Cary M. Grossman, the Company’s Chief Financial Officer, resigned to assume the position of Chief Executive Officer of ERP Environmental Services. Mr. Grossman’s responsibilities are expected to be assumed by others in the Company’s accounting and finance department.

     The foregoing discussion is only a summary and is qualified in its entirety by reference to the Exhibits to this Form 8-K filed herewith.

Item 7. Financial Statements and Exhibits.

     (a)    Not applicable.

     (b)    To be filed by amendment. Pursuant to Item 7(b)(1) of Form 8-K, the Company hereby undertakes to file the pro forma financial information required in response to this Item in an amendment to this Form 8-K no later than sixty (60) days after August 15, 2003.

     (c)    Exhibits.

10.21	Merger and Partnership Purchase Agreement, dated July 21, 2003, between and among ERP Environmental Services, Inc., various subsidiaries of ERP Environmental Services, Inc., U S Liquids Inc. and various subsidiaries of U S Liquids Inc.*

10.32	Transition Services Agreement, dated as of July 21, 2003, between and among ERP Environmental Services, Inc., and U S Liquids Inc.*

* Schedules to this agreement will be furnished supplementally to the Commission upon request.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U S LIQUIDS INC.

Date: August 7, 2003	By:	/s/ William M. DeArman

William M. DeArman, Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.21	Merger and Partnership Purchase Agreement, dated July 21, 2003, between and among ERP Environmental Services, Inc., various subsidiaries of ERP Environmental Services, Inc., U S Liquids Inc. and various subsidiaries of U S Liquids Inc.*

10.32	Transition Services Agreement, dated as of July 21, 2003, between and among ERP Environmental Services, Inc., U S Liquids Inc.*